Exhibit 99.2

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(Unaudited)

	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$20,197	$113,130	$19,291	$53,042
Restricted cash	8,000	60	60	60
Pawn loans	218,093	263,668	264,612	252,168
Consumer loans, net	40,843	45,994	44,531	44,853
Merchandise held for disposition, net	192,936	198,919	215,263	212,849
Pawn loan fees and service charges receivable	43,814	51,986	54,501	53,648
Income taxes receivable	—	9	—	8,881
Prepaid expenses and other assets	26,967	40,207	34,502	21,317
Deferred tax assets	7,778	8,981	9,562	—
Note receivable	376,872	—	—	—
Investment in equity securities	—	—	—	131,584
Current assets of discontinued operations	372,117	411,347	447,187	—
Total current assets	1,307,617	1,134,301	1,089,509	778,402
Property and equipment, net	219,107	217,407	209,784	201,054
Goodwill	495,130	495,672	488,700	487,569
Intangible assets, net	50,569	49,121	47,472	45,828
Other assets	14,378	13,116	10,560	9,594
Noncurrent assets of discontinued operations	255,698	270,720	267,689	—
Total assets	$2,342,499	$2,180,337	$2,113,714	$1,522,447
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$67,432	$69,055	$69,410	$74,331
Customer deposits	17,227	18,295	19,271	17,314
Income taxes currently payable	4,235	—	1,414	—
Current portion of long-term debt	22,606	—	—	—
Current deferred tax liabilities	—	—	—	27,820
Current liabilities of discontinued operations	415,183	62,813	85,295	—
Total current liabilities	526,683	150,163	175,390	119,465
Deferred tax liabilities	63,186	64,398	64,968	72,432
Other liabilities	859	1,161	1,019	878
Noncurrent liabilities of discontinued operations	46,679	542,729	539,782	—
Long-term debt	607,650	300,000	206,022	196,470
Total liabilities	1,245,057	1,058,451	987,181	389,245
Equity:
Cash America International, Inc. equity:
Common stock, $0.10 par value per share, 80,000,000 shares authorized, 30,235,164 shares issued and outstanding	3,024	3,024	3,024	3,024
Additional paid-in capital	116,726	86,184	87,718	86,388
Retained earnings	1,062,737	1,082,725	1,091,629	1,030,387
Accumulated other comprehensive income	5,182	7,998	2,073	71,959
Treasury shares, at cost (2,140,368 shares, 1,382,602 shares, 1,379,345 shares and 1,428,495 shares as of March 31, 2014, June 30, 2014, September 30, 2014, and December 31, 2014, respectively)	(90,227)	(58,045)	(57,911)	(58,556)
Total equity	1,097,442	1,121,886	1,126,533	1,133,202
Total liabilities and equity	$2,342,499	$2,180,337	$2,113,714	$1,522,447